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                             SECOND AMENDMENT TO THE
                         WADDELL & REED FINANCIAL, INC.
                            1998 STOCK INCENTIVE PLAN


      Waddell & Reed Financial, Inc., a Delaware corporation (the "Company"), previously established the Waddell & Reed Financial, Inc. 1998 Stock Incentive Plan (the "Plan"). Pursuant to Section 11 of the Plan, the Board of Directors of the Company reserves the right to amend the Plan. Pursuant to the powers reserved in the Plan, the Plan is amended effective January 1, 2003.

1. Section 4(a) of the Plan is hereby restated in its entirety to read as follows:

                  (a) Consultants, officers and other key employees of the
            Company, its Subsidiaries or its Affiliates (but excluding members of the Committee and any Outside Director, except as provided in
            Section 6 below) who are responsible for or contribute to the management, growth and/or profitability of the business of the Company, its Subsidiaries, or its Affiliates are eligible to be granted Stock Options, Stock Appreciation Rights, Restricted Stock or Deferred Stock awards. Only employees of the Company and its Subsidiaries are eligible to be granted Incentive Stock Options.

                  Except as provided in Section 6, the optionees and
            participants under the Plan shall be selected from time to time by the Committee, in its sole discretion, from among those eligible, and the Committee shall determine, in its sole discretion and subject to Section 4A(b), the number of shares covered by each award or grant.

2.    Section 4A is hereby added to the Plan to read as follows:

      SECTION 4A.  PERFORMANCE AWARDS.

            (a)   DEFINITIONS.

                  (i) COVERED EMPLOYEE. "Covered Employee" means (A) the chief executive officer of the Company, and (B) a person designated by the Committee, at the time of grant of Performance Awards, who the Committee believes is [likely] to be a "covered employee" (within the meaning of Section 162(m)(3) of the Code) with respect to the fiscal year during which the Performance Award is granted or in the foreseeable future.

                  (ii) PERFORMANCE AWARD. "Performance Award" means any Stock Option (other than an Incentive Stock Option), Stock Appreciation Right, Restricted Stock or Deferred Stock award to a Covered Employee.

                  (iii) QUALIFIED MEMBER.  "Qualified Member" means a member of the Committee who is an "outside director" within the meaning of Section 162(m)(4)(C)(i) of the Code.


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                  (iv)  SAR/OPTION PERFORMANCE AWARD.  "SAR/Option
            Performance Award" means any Performance Award that is a Stock Option or Stock Appreciation Right.

                  (v) STOCK PERFORMANCE AWARD. "Stock Performance Award" means any Performance Award other than a SAR/Option Performance Award.

            (b) INDIVIDUAL AWARD LIMITATIONS. In each calendar year during any part of which the Plan is in effect, a Covered Employee may not be granted Performance Awards that have, in the aggregate, more than 3,750,000 "Points," with each SAR/Option Performance Award having one Point for each share of Stock Option or Stock Appreciation Right granted with respect thereto, and each Stock Performance Award having three Points with respect to each share of Stock granted with respect thereto. (For illustrative purposes, a grant of a Stock Option for 10 shares of Stock has 10 Points, and a grant of ten shares of Restricted Stock has 30 Points.) If an award is canceled, the canceled award continues to be counted against the maximum number of shares for which awards may be granted to the recipient under the Plan, as set forth in this Section 4A(b). If, after grant, the exercise price of a Stock Option or Stock Appreciation Right is reduced, then the transaction is treated as a cancellation of the Stock Option or Stock Appreciation Right and a grant of a new Stock Option or Stock Appreciation Right for purposes of this Section 4A(b). In such a case, both the Stock Option or the Stock Appreciation Right that is deemed to be canceled and the Stock Option or the Stock Appreciation Right that is deemed to be granted reduce the maximum number of shares for which Stock Options or Stock Appreciation Rights may be granted to the Covered Employee under the Plan, as set forth in this Section 4A(b).

            (c) PERFORMANCE GOALS FOR PERFORMANCE AWARDS. Each Performance Award shall be structured so as to qualify as "performance-based compensation" under Section 162(m)(4)(C) of the Code, as described below.

                  (i) SAR/OPTION PERFORMANCE AWARDS. Either (A) the exercise price (in the case of a Stock Option) or the base price (in the case of a Stock Appreciation Right) of an SAR/Option Performance Award shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant of such SAR/Option Performance Award; or
            (B) the SAR/Option Performance Award shall meet the requirements of
            Section 4A(c)(ii) below.

                  (ii) STOCK PERFORMANCE AWARDS. The grant, exercise and/or settlement of a Stock Performance Award (or SAR/Option Performance Award described in Section 4A(c)(i)(B) above) shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 4A(c)(ii).

                        (A) PERFORMANCE GOALS GENERALLY. The performance goals
                  for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 4A(c)(ii). Performance goals shall be objective and shall otherwise meet


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                  the requirements of Section 162(m) of the Code, including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being "substantially uncertain." The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one recipient or to different recipients.

                        (B) BUSINESS CRITERIA. Any or all of the following
                  business criteria (including or excluding extraordinary items to be determined by the Committee in advance) on a consolidated basis, and/or for specified subsidiaries or business or geographical units of the Company (except with respect to the total shareholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Performance Awards: (I) earnings per share; (II) increase in revenues; (III) increase in cash flow; (IV) increase in cash flow return; (V) return on net assets; (VI) return on assets (VII) return on investment;
                  (VIII) return on capital; (IX) return on equity; (X) economic value added; (XI) operating margin; (XII) contribution margin;
                  (XIII) net income; (XIV) pretax earnings; (XV) pretax earnings before interest, depreciation and amortization; (XVI) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items;
                  (XVII) operating income; (XVIII) total stockholder return;
                  (XIX) debt reduction; and (XX) any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor's 500 Stock Index or a group of competitor companies, including the group selected by the Company for purposes of the stock performance graph contained in the proxy statement for the Company's annual meetings of stockholders.

                        (C) PERFORMANCE PERIOD; TIMING FOR ESTABLISHING
                  PERFORMANCE GOALS. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to ten years, as specified by the Committee. Performance goals shall be established not later than 90 days (or, if earlier, the passage of 25% of the performance period) after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for "performance-based compensation" under Section 162(m) of the Code.

                        (D) SETTLEMENT OF PERFORMANCE AWARDS; OTHER TERMS. After
                  the end of each performance period, the Committee shall determine the amount, if any, of such Performance Award payable to the Covered Employee. Settlement of such Performance Awards shall be in cash,


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                  Stock, other awards or other property, as determined in the sole discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of such Performance Award.

            (d) MANNER OF EXERCISE OF COMMITTEE AUTHORITY. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to a Performance Award may be taken either (i) by a subcommittee, designated by the Committee, composed solely of two or more Qualified Members, or (ii) by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided, however, that, upon such abstention or recusal, the Committee remains composed solely of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. Any action of the Committee shall be final, conclusive and binding on all persons ever interested hereunder, including the Company, its subsidiaries, recipients of awards under the Plan, beneficiaries, transferees or other persons claiming rights from or through a recipient of an award under the Plan, and shareholders.

            (e) GENERAL. The Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of a Performance Award that is not mandatory under the Plan; provided, however, that notwithstanding any other provision of the Plan the Committee shall not have any discretion to accelerate, waive or modify any term or condition of an award that is intended to qualify as "performance-based compensation" for purposes of Section 162(m) of the Code if such discretion would cause the Performance Award not to so qualify.

            (f) WRITTEN DETERMINATIONS. All determinations by the Committee as to the establishment of performance goals, the amount of any potential individual Performance Awards, and the achievement of performance goals relating to Stock Performance Awards, shall be made in writing in the case of any award intended to qualify under Section 162(m) of the Code. The Committee may not delegate any responsibility relating to Performance Awards. The determination as to whether any performance goal, with respect to any award, has been satisfied shall be made prior to the payment of any compensation relating to an award.

            (g) PERFORMANCE AWARDS UNDER SECTION 162(m) OF THE CODE. It is the intent of the Company that Performance Awards granted to persons who are or [likely] will become "covered employees" (within the meaning of Section 162(m) of the Code) shall constitute "performance-based compensation" within the meaning of Section 162(m) of the Code. Accordingly, the terms of this Section 4A, including the definitions of Covered Employee and other terms used herein, shall be interpreted in a manner consistent with
      Section 162(m) of the Code. If any provision of the Plan as in effect on the date of adoption or any agreements relating to Performance Awards that are


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      designated as intended to comply with Section 162(m) of the Code does not comply or is inconsistent with the requirements of Section 162(m) of the Code, then such provision shall be construed or deemed amended to the extent necessary to conform to such requirements."

            (h)   CONFLICTS AMONG PLAN PROVISIONS.  To the extent this
Section 4A conflicts with another provision of the Plan, this Section 4A shall control.

3. Except as hereby amended, the Plan shall remain in full force and effect.


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